November 2014 Preliminary Terms No. 340 Registration Statement No. 333-199966 Dated March 23, 2015 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
PLUS Based on the Value of the STOXX® Europe Small 200 Index due April 1, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The PLUS offered are unsecured and unsubordinated obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in the accompanying product supplement no. 4a-I, the prospectus supplement and the prospectus, as supplemented or modified by this document.  At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to a maximum payment at maturity.  However, if the underlying index has declined in value, at maturity investors will lose 1% for every 1% decline.  The PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature that applies to a limited range of positive performance of the underlying index.  At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the closing level of the underlying index on the valuation date.  All payments on the PLUS are subject to the credit risk of JPMorgan Chase & Co.  The investor may lose some or all of the stated principal amount of the PLUS.
SUMMARY TERMS
Issuer:		JPMorgan Chase & Co.
Underlying index:		STOXX® Europe Small 200 Index
Aggregate principal amount:		$
Payment at maturity:		If the final index value is greater than the initial index value, for each $10 stated principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value, for each $10 stated principal amount PLUS,
$10 × index performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS.
Leveraged upside payment:		$10 × leverage factor × index percent increase
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		The closing level of the underlying index on the pricing date
Final index value:		The closing level of the underlying index on the valuation date
Leverage factor:		At least 210%. The actual leverage factor will be provided in the pricing supplement and will not be less than 210%.
Index performance factor:		final index value / initial index value
Maximum payment at maturity:		$16.50 (165% of the stated principal amount) per PLUS
Stated principal amount:		$10 per PLUS
Issue price:		$10 per PLUS (see “Commissions and issue price” below)
Pricing date:		March , 2015 (expected to price on or about March 27, 2015)
Original issue date (settlement date):		April , 2015 (3 business days after the pricing date)
Valuation date:
March 27, 2019, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date —Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I

Maturity date:
April 1, 2019, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

CUSIP / ISIN:		48127T699 / US48127T6991
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per PLUS	$10.00	$0.25(2)	$9.70
$0.05(3)
Total	$	$	$
(1)	See “Additional Information about the PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the PLUS.
(2)
JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”).  In no event will these selling commissions exceed $0.25 per $10 stated principal amount PLUS.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount PLUS
If the PLUS priced today and assuming a leverage factor equal to the minimum listed above, the estimated value of the PLUS as determined by JPMS would be approximately $9.611 per $10 stated principal amount PLUS.  JPMS’s estimated value of the PLUS on the pricing date will be provided by JPMS in the pricing supplement and will not be less than $9.40 per $10 stated principal amount PLUS.  See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document for additional information.
Investing in the PLUS involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Risk Factors” beginning on page 5 of this document.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement no. 4a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the PLUS” at the end of this document.
Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

PLUS Based on the Value of the STOXX® Europe Small 200 Index due April 1, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary
Performance Leveraged Upside Securities
Principal at Risk Securities

The PLUS Based on the Value of the STOXX® Europe Small 200 Index due April 1, 2019 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index.

▪
To potentially achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying index.

Maturity:	4 years
Leverage factor:	At least 210% (to be provided in the pricing supplement)
Maximum payment at maturity:	$16.50 (165% of the stated principal amount) per PLUS
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.

Supplemental Terms of the PLUS

For purposes of the accompanying product supplement, the underlying index is an “Index.”

March 2015	Page 2

PLUS Based on the Value of the STOXX® Europe Small 200 Index due April 1, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies, without any protection against negative performance of the asset.  If the asset has decreased in value, investors are fully exposed to the negative performance of the asset.  At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the asset has depreciated, the investor will lose 1% for every 1% decline.  Investors may lose some or all of the stated principal amount of the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying index.
Upside Scenario
The underlying index increases in value and, at maturity, the PLUS pay the stated principal amount of $10 plus at least 210% of the index percent increase, subject to the maximum payment at maturity of $16.50 (165% of the stated principal amount) per PLUS.  The actual leverage factor will be provided in the pricing supplement.

Par Scenario	The final index value is equal to the initial index value and, at maturity, the PLUS pay the stated principal amount of $10 per PLUS.
Downside Scenario
The underlying index declines in value and, at maturity, the PLUS pay an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decline of the final index value from the initial index value.  (Example: if the underlying index decreases in value by 20%, the PLUS will pay an amount that is less than the stated principal amount by 20%, or $8 per PLUS.)

March 2015	Page 3

PLUS Based on the Value of the STOXX® Europe Small 200 Index due April 1, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Hypothetical leverage factor:	210%*
Maximum payment at maturity:	$16.50 (165% of the stated principal amount) per PLUS

*The actual leverage factor will be provided in the pricing supplement and will not be less than 210%.

PLUS Payoff Diagram

How it works

▪
Upside Scenario.  Under the hypothetical terms of the PLUS, if the final index value is greater than the initial index value, for each $10 principal amount PLUS investors will receive the $10 stated principal amount plus 210% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity.  Under the hypothetical terms of the PLUS, an investor will realize the maximum payment at maturity at a final index value of approximately 130.952% of the initial index value.

▪	Par Scenario. If the final index value is equal to the initial index value, investors will receive the stated principal amount of $10 per PLUS.

▪
Downside Scenario.  If the final index value is less than the initial index value, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final index value from the initial index value.

▪	For example, if the underlying index depreciates 50%, investors will lose 50% of their principal and receive only $5 per PLUS at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the PLUS shown above apply only if you hold the PLUS for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

March 2015	Page 4

PLUS Based on the Value of the STOXX® Europe Small 200 Index due April 1, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪
PLUS do not pay interest or guarantee the return of any principal and your investment in the PLUS may result in a loss.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity.  If the final index value is less than the initial index value, the payment at maturity will be an amount in cash that is less than the stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying index and may be zero.

▪
The appreciation potential of the PLUS is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $16.50 (165% of the stated principal amount) per PLUS.  Because the maximum payment at maturity will be limited to 165% of the stated principal amount for the PLUS, any increase in the final index value by more than approximately 30.952% (if the leverage factor is set at 210%) will not further increase the return on the PLUS. The actual leverage factor will be provided in the pricing supplement.

▪
The PLUS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the PLUS.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the PLUS.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the PLUS and you could lose your entire investment.

▪
Economic interests of the issuer, the calculation agent, the agent of the offering of the PLUS and other affiliates of the issuer may be different from those of investors.  We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and as an agent of the offering of the PLUS, hedging our obligations under the PLUS and making the assumptions used to determine the pricing of the PLUS and the estimated value of the PLUS, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.  The calculation agent will determine the initial index value and the final index value and will calculate the amount of payment you will receive at maturity, if any.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the underlying index or calculation of the final index value in the event of a discontinuation or material change in method of calculation of the underlying index, may affect the payment to you at maturity.

In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the PLUS and the value of the PLUS.  It is possible that hedging or trading activities of ours or our affiliates in connection with the PLUS could result in substantial returns for us or our affiliates while the value of the PLUS declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

▪
JPMS’s estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS.  JPMS’s estimated value is only an estimate using several factors.  The original issue price of the PLUS will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS.  These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS.  See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.

▪
JPMS’s estimated value does not represent future values of the PLUS and may differ from others’ estimates.  JPMS’s estimated value of the PLUS is determined by reference to JPMS’s internal pricing models.  This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for

March 2015	Page 5

PLUS Based on the Value of the STOXX® Europe Small 200 Index due April 1, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

PLUS that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the PLUS could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy PLUS from you in secondary market transactions.  See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.

▪
JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the PLUS as well as the higher issuance, operational and ongoing liability management costs of the PLUS in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the PLUS to be more favorable to you.  In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the PLUS and any secondary market prices of the PLUS.  See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.

▪
The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Additional Information about the PLUS — Secondary market prices of the PLUS” in this document for additional information relating to this initial period.  Accordingly, the estimated value of your PLUS during this initial period may be lower than the value of the PLUS as published by JPMS (and which may be shown on your customer account statements).

▪
Secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS.  Any secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the PLUS.  As a result, the price, if any, at which JPMS will be willing to buy PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the PLUS.

The PLUS are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your PLUS to maturity.  See “— Secondary trading may be limited” below.

▪
Secondary market prices of the PLUS will be impacted by many economic and market factors.  The secondary market price of the PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of the underlying index, including:

o	any actual or potential change in our creditworthiness or credit spreads;

o	customary bid-ask spreads for similarly sized trades;

o	secondary market credit spreads for structured debt issuances;

o	the actual and expected volatility of the underlying index;

o	the time to maturity of the PLUS;

o	dividend rates on the equity securities included in the underlying index;

o	interest and yield rates in the market generally;

March 2015	Page 6

PLUS Based on the Value of the STOXX® Europe Small 200 Index due April 1, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

o
the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the underlying index trade and the correlation among those rates and the levels of the underlying index; and

o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the PLUS, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the PLUS, if any, at which JPMS may be willing to purchase your PLUS in the secondary market.

▪
Investing in the PLUS is not equivalent to investing in the underlying index.  Investing in the PLUS is not equivalent to investing in the underlying index or its component stocks.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the PLUS.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
An investment in the PLUS is subject to risks associated with small capitalization stocks.  The stocks that constitute the underlying index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪
The PLUS are subject to risks associated with securities issued by non-U.S. companies.  The equity securities included in the underlying index have been issued by non-U.S. companies.  Investments in PLUS linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

▪
The securities are not directly exposed to fluctuations in foreign exchange rates.  The value of your PLUS will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the underlying index are based, although any currency fluctuations could affect the performance of the underlying index.  Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the PLUS, you will not receive any additional payment or incur any reduction in any payment on the PLUS.

▪
Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the PLUS at maturity, if any.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could potentially increase the level that the final index value must reach before you receive a payment at maturity that exceeds the issue price of the PLUS or so that you do not suffer a loss on your initial investment in the PLUS.  Additionally, these hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the final index value and, accordingly, the amount of cash an investor will receive at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the PLUS declines.

▪
Secondary trading may be limited.  The PLUS will not be listed on a securities exchange.  There may be little or no secondary market for the PLUS.  Even if there is a secondary market, it may not provide enough

March 2015	Page 7

PLUS Based on the Value of the STOXX® Europe Small 200 Index due April 1, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

liquidity to allow you to trade or sell the PLUS easily.  JPMS may act as a market maker for the PLUS, but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the PLUS.  If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the PLUS.

▪
The final terms and valuation of the PLUS will be provided in the pricing supplement.  The final terms of the PLUS will be provided in the pricing supplement.  In particular, each of JPMS’s estimated value and the leverage factor will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document.  Accordingly, you should consider your potential investment in the PLUS based on the minimums for JPMS’s estimated value and the leverage factor.

▪
The tax consequences of an investment in the PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the PLUS, and we do not intend to request a ruling from the IRS.  The IRS might not accept, and a court might not uphold, the treatment of the PLUS described in “Additional Information about the PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  If the IRS were successful in asserting an alternative treatment for the PLUS, the timing and character of any income or loss on the PLUS could differ materially and adversely from our description herein.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

March 2015	Page 8

PLUS Based on the Value of the STOXX® Europe Small 200 Index due April 1, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

STOXX® Europe Small 200 Index Overview

The STOXX® Europe Small 200 Index is a free float capitalization-weighted index of 200 small-capitalization stocks derived from the STOXX® Europe 600 Index.  For additional information about the STOXX® Europe Small 200 Index, see the information set forth in Appendix A.

Information as of market close on March 20, 2015:

Bloomberg Ticker Symbol:	SCXP
Current Closing Level:	270.44
52 Weeks Ago (on 3/20/2014):	233.61
52 Week High (on 3/20/2015):	270.44
52 Week Low (on 10/16/2014):	203.02

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the underlying index for each quarter in the period from January 1, 2010 through March 20, 2015.  The graph following the table sets forth the daily closing levels of the underlying index during the same period.  The closing level of the underlying index on March 20, 2015 was 270.44.  We obtained the information in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the underlying index on the valuation date.  The payment of dividends on the stocks that constitute the underlying index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.

STOXX® Europe Small 200 Index	High	Low	Period End
2010
First Quarter	163.29	145.31	162.75
Second Quarter	171.26	142.68	150.19
Third Quarter	165.46	146.36	164.04
Fourth Quarter	184.58	163.88	183.14
2011
First Quarter	189.54	174.78	183.46
Second Quarter	188.86	173.49	180.49
Third Quarter	183.2	141.36	144.87
Fourth Quarter	158.81	138.02	151.06
2012
First Quarter	175.38	152.34	170.01
Second Quarter	171.79	150.38	160.4
Third Quarter	177.82	159.45	172.25
Fourth Quarter	182.88	169.22	181.47
2013
First Quarter	195.77	185.29	191.91
Second Quarter	202.41	178.74	185.6
Third Quarter	209.93	186.85	207.66
Fourth Quarter	224.79	206.6	224.79
2014
First Quarter	239.93	220.77	236.21
Second Quarter	242.23	225.48	232.59
Third Quarter	238.73	215.28	223.97
Fourth Quarter	232.37	203.02	230.88
2015
First Quarter (through March 20, 2015)	270.44	225.7	270.44

March 2015	Page 9

PLUS Based on the Value of the STOXX® Europe Small 200 Index due April 1, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

STOXX® Europe Small 200 Index Historical Performance – Daily Closing Levels January 4, 2010 to March 20, 2015

Additional Information about the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed to the third business day following the valuation date as postponed.

Minimum ticketing size:	$1,000 / 100 PLUS
JPMS’s estimated value of the PLUS:
JPMS’s estimated value of the PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the PLUS, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the PLUS.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your PLUS in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.”  The value of the derivative or derivatives underlying the economic terms of the PLUS is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — JPMS’s estimated value does not represent future values of the PLUS and may differ from others’ estimates.”

JPMS’s estimated value of the PLUS will be lower than the original issue price of the PLUS because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the PLUS.  See “Risk Factors — JPMS’s estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS” in this document.

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Performance Leveraged Upside SecuritiesSM
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Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Secondary market prices of the PLUS:
For information about factors that will impact any secondary market prices of the PLUS, see “Risk Factors — Secondary market prices of the PLUS will be impacted by many economic and market factors” in this document.  In addition, we generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the PLUS.  The length of any such initial period reflects the structure of the PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the PLUS and when these costs are incurred, as determined by JPMS.  See “Risk Factors — The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the PLUS for a limited time period.”

Tax considerations:
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS.

Based on current market conditions, in the opinion of our special tax counsel, your PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the issue price.  However, the IRS or a court may not respect this treatment of the PLUS, in which case the timing and character of any income or loss on the PLUS could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the PLUS are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the PLUS, as well as to the payment of gross proceeds of a sale of a PLUS occurring after December 31, 2016 (including redemption at maturity).  You should consult your tax adviser regarding the potential application of FATCA to the PLUS.

Supplemental use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the PLUS.

The PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the PLUS.  See “How the PLUS Work” in this document for an illustration of the risk-return profile of the PLUS and “STOXX® Europe Small 200 Index Overview” in this document for a description of the market exposure provided by the PLUS.

The original issue price of the PLUS is equal to JPMS’s estimated value of the PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS, plus the estimated cost of hedging our obligations under the PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 4a-I.
Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the PLUS in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management.  In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each PLUS.

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Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-42 of the accompanying product supplement no. 4a-I.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

Where you can find more information:
JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I and this communication if you so request by calling toll-free (800)-869-3326.

You may revoke your offer to purchase the PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the PLUS prior to their issuance. In the event of any changes to the terms of the PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes of which these PLUS are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014.

This document, together with the documents listed below, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 4a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

• Prospectus supplement and prospectus, each dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document,  “we,” “us,” and “our” refer to JPMorgan Chase & Co.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

APPENDIX A

The STOXX® Europe Small 200 Index

We have derived all information contained in this document regarding the STOXX® Europe Small 200 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, STOXX Limited.  The STOXX® Europe Small 200 Index is calculated, maintained and published by STOXX Limited.  STOXX Limited has no obligation to continue to publish, and may discontinue publication of, the STOXX® Europe Small 200 Index.

The STOXX® Europe Small 200 Index is reported by Bloomberg L.P. under the ticker symbol “SCXP.”

The STOXX® Europe Small 200 Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG.  Publication of the STOXX® Europe Small 200 Index began on October 11, 1999,

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Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

based on an initial STOXX® Europe Small 200 Index value of 100 at December 31, 1991. The STOXX® Europe Small 200 Index is disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the STOXX® Europe Small 200 Index and updates these weightings at the end of each quarter.  Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this document.

STOXX® Europe Small 200 Index Composition and Maintenance

The STOXX® Europe Small 200 Index is a free float capitalization-weighted index of 200 small-capitalization stocks derived from the STOXX® Europe 600 Index.  The target coverage of the STOXX® Europe 600 Index consists of the 600 largest stocks in terms of free-float market capitalization traded on the major exchanges of 18 European countries.

The composition of the STOXX® Europe Small 200 Index, and that of the STOXX® Europe 600 Index from which the STOXX® Europe Small 200 Index is derived, is reviewed by STOXX Limited quarterly in March, June, September and December.  On the quarterly review date, the selection list for the STOXX® Europe 600 Index is composed of each company’s most liquid stock with a minimum liquidity of greater than one million EUR measured over 3-month average daily trading value and is ranked in terms of free-float market capitalization.  From the selection list, the largest 550 stocks qualify for selection.  The remaining 50 stocks are selected from the largest remaining current components ranked between 551 and 750.  If the number of stocks selected is still below 600, the largest remaining stocks are selected until there are 600 stocks.

The STOXX® Europe 600 Index is divided into three fixed-component indices: the STOXX® Europe Large 200 Index, the STOXX® Europe Mid 200 Index and the STOXX® Europe Small 200 Index.  The target coverage for the STOXX® Europe Small 200 Index consists of the smallest 200 stocks of the STOXX® Europe 600 Index.  Once the composition of the STOXX® Europe 600 Index is set, the smallest 250 stocks (by free-float market capitalization) included in the STOXX® Europe 600 Index (the “Eligible Small Capitalization Stocks”) qualify for selection for the STOXX® Europe Small 200 Index.  Of the Eligible Small Capitalization Stocks, 50 stocks will first be selected for inclusion in the STOXX® Europe Mid 200 Index, and the remaining 200 stocks will be selected for inclusion in the STOXX® Europe Small 200 Index.  The 50 stocks selected for inclusion in the STOXX® Europe Mid 200 Index will consist of the largest of the 100 Eligible Small Capitalization Stocks that are current components of the STOXX® Europe Mid 200 Index.  If the number of stocks selected for the STOXX® Europe Mid 200 Index is still below 200, the largest remaining Eligible Small Capitalization Stocks will be selected until the STOXX® Europe Mid 200 Index has 200 components.

The free float factors for each component stock used to calculate the STOXX® Europe Small 200 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the STOXX® Europe Small 200 Index composition are immediately reviewed.  Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

STOXX® Europe Small 200 Index Calculation

The STOXX® Europe Small 200 Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the STOXX® Europe Small 200 Index value at any time can be expressed as follows:

Index =	free-float market capitalization of the STOXX® Europe Small 200 Index
Divisor

The “free-float market capitalization of the STOXX® Europe Small 200” is equal to the sum of the products of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the STOXX® Europe Small 200 Index is being calculated.  Each component’s weight is capped at 20% of the free-float market capitalization of the STOXX® Europe Small 200 Index.

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Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

The divisor for the STOXX® Europe Small 200 Index is adjusted to maintain the continuity of STOXX® Europe Small 200 Index values despite changes due to corporate actions.  The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Cash dividend (applies to return indices only):

Cash distributions that are within the scope of the regular dividend policy or that the company defines as a regular distribution

Adjusted price = closing price – dividend announced by the company × (1 – withholding tax)

Divisor: decreases

(2) Special cash dividend (applies to price and return indices):

Cash distributions that are outside the scope of the regular dividend policy or that the company defines as an extraordinary distribution

Adjusted price = closing price – dividend announced by the company × (1 – withholding tax if applicable)

Divisor: decreases

(3) Split and reverse split: Adjusted price = closing price × A / B New number of shares = old number of shares × B / A Divisor: unchanged
(4) Rights offering:

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

In case the share increase is greater than or equal to 100% (B / A ≥ 1), the adjustment of the shares and weight factors are delayed until the new shares are listed.

Adjusted price = (closing price × A + subscription price × B) / (A + B)

New number of shares = old number of shares × (A + B)/ A

Divisor: increases

(5) Stock dividend: Adjusted price = closing price × A / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: unchanged
(6) Stock dividend (from treasury stock):

Stock dividends from treasury stocks will be adjusted as cash dividends.

If treated as regular cash dividend, only the return indices are adjusted:

Adjusted close = close – close × B / (A + B)

If treated as extraordinary dividend, the price and return indices are adjusted:

Adjusted close = close – close × B / (A + B)

Divisor: decreases

(7) Stock dividend of another company: Adjusted price = (closing price × A – price of other company × B) / A Divisor: decreases	(8) Return of capital and share consolidation: Adjusted price = (closing price – capital return announced by company × (1- withholding tax)) × A / B New number of shares = old number of shares

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Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

× B / A Divisor: decreases
(9) Repurchase of shares / self tender:

Adjusted price = ((price before tender × old number of shares) – (tender price × number of tendered shares)) / (old number of shares – number of tendered shares)

New number of shares = old number of shares – number of tendered shares

Divisor: decreases
(10) Spin-off: Adjusted price = (closing price × A – price of spun-off shares × B) / A Divisor: decreases
(11) Combination stock distribution (dividend or split) and rights offering:
For this corporate action, the following additional assumptions apply:
Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.
If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C × (1 + B / A)) / ((A + B) × ( 1 + C / A))

New number of shares = old number of shares × ((A + B) × (1 + C / A)) / A

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C) /((A + C) × (1 + B / A))

New number of shares = old number of shares × ((A + C) × (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New number of shares = old number of shares × (A + B + C) / A

Divisor: increases

(12) Addition / deletion of a company: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.	(12) Free float and shares changes: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

License Agreement with STOXX Limited

An affiliate of ours has entered into an agreement with STOXX Limited (“STOXX”) providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the STOXX® Europe Small 200 Index, which is owned and published by STOXX Limited, in connection with certain securities, including the notes.

STOXX and its licensors (the “Licensors”) have no relationship to us and our affiliates, other than the licensing of the STOXX® Europe Small 200 Index and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not:

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Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

•	sponsor, endorse, sell or promote the notes;

•	recommend that any person invest in the notes or any other securities;

•	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes;

•	have any responsibility or liability for the administration, management or marketing of the notes; or

•	consider the needs of the notes or the holders of the notes in determining, composing or calculating the STOXX® Europe Small 200 Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

•	STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

•
The results to be obtained by the notes, the holders of the notes or any other person in connection with the use of the STOXX® Europe Small 200 Index and the data included in the STOXX® Europe Small 200 Index;

•	The accuracy or completeness of the STOXX® Europe Small 200 Index and its data; or

•	The merchantability and the fitness for a particular purpose or use of the STOXX® Europe Small 200 Index and its data;

•	STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the STOXX® Europe Small 200 Index or its data; and

•
Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between an affiliate of JPMorgan Chase & Co. and STOXX is solely for their benefit and not for the benefit of the holders of the notes or any other third parties.

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